Exhibit 10.19(a)

INTERCREDITOR AGREEMENT

This INTERCREDITOR AGREEMENT is made by and among CARL BERG (“Creditor”), and VENTURE BANKING GROUP, A DIVISION OF GREATER BAY BANK N.A. (“Bank”).

RECITALS

A.            Bank proposes to lend funds to FOCUS ENHANCEMENTS, INC. (“Borrower”) pursuant to a Loan and Security Agreement of even date, as amended from time to time (the “Bank Loan Agreement”).

B.            Creditor has extended loans or other credit accommodations to Borrower, and/or may extend loans or other credit accommodations to Borrower from time to time.

C.            This Agreement provides for certain matters of repayment and sharing of Collateral between Bank and Creditor.

NOW THEREFORE, the parties agree as follows:

1.             Bank Collateral.  As used in this Agreement, “Bank Collateral” means the following:  all of Borrower’s present and future “Accounts” (such term as most broadly defined in the Bank Loan Agreement and the California Uniform Commercial Code in effect on the date hereof); and all proceeds of the foregoing.

2.             Creditor Collateral.  As used in this Agreement, “Creditor Collateral” means all of the property of Borrower, now owned and hereafter acquired, other than the Bank Collateral.  (“Collateral” as used in this Agreement shall mean Bank Collateral or Creditor Collateral, as the case may be.)

3.             Subordination.

(a)           All security interests now or hereafter acquired by Creditor in Creditor Collateral shall at all times be prior and superior to any security interest or other interest or claim now held or hereafter acquired by Bank in Creditor Collateral.  (Bank and Creditor are sometimes referred to herein as the “Lenders.”)

(b)           All security interests now or hereafter acquired by Bank in the Bank Collateral shall at all times be prior and superior to any security interest, ownership interest, or other interest or claim now held or hereafter acquired by Creditor in Bank Collateral.

(c)           The priorities specified in this Agreement shall be applicable irrespective of the time or order of attachment or perfection of any security interest or the time or order of filing of any financing statements or other documents, or the giving of any notices of purchase money security interests or other notices, or possession of any Collateral, or any statutes, rules or law, or court decisions to the contrary.

(d)           The subordinations and priorities specified in this Agreement are expressly conditioned upon the nonavoidability and perfection of the security interest to which another security interest is subordinated, and if the security interest to which another security interest is subordinated is not perfected or is avoidable, for any reason, then the subordinations and relative priority provided for in this Agreement shall not be effective as to the particular Collateral which is the subject of the unperfected or avoidable security interest.

4.             Termination Statements.

(a)           Bank agrees to execute and deliver to Creditor, promptly upon Creditor’s request, appropriate UCC termination statements or partial releases with respect to any Creditor Collateral being sold or otherwise disposed of in connection with the liquidation of Borrower’s assets upon or after the declaration of a default or an event of default by Creditor under any present or future instrument or agreement between the Borrower and Creditor.  The proceeds of any Creditor Collateral so sold or disposed of shall be applied, after the deduction of any and all costs relating to such sale or disposition (including attorneys’ fees, advertising costs and auctioneer’s fees) to any and all outstanding present or future indebtedness, liabilities, guaranties or other obligations of the Borrower to Creditor (the “Creditor Obligations”) in such order as Creditor may, in its discretion, determine and, only if all Creditor Obligations have been indefeasibly paid in full, then to all or any part of the present or future indebtedness, liabilities, guaranties or other obligations of the Borrower to Bank (the “Bank Obligations”) in such order as Bank may, in its discretion, determine.

(b)           Creditor agrees to execute and deliver to Bank, promptly upon Bank’s request, appropriate UCC termination statements or partial releases with respect to any Bank Collateral being sold or otherwise disposed of in connection with the liquidation of Borrower’s assets upon or after the declaration of default or an event of default by Bank under any present or future instrument or agreement between the Borrower and Bank.  The proceeds of any Bank Collateral so sold or disposed of shall be applied, after the deduction of any and all costs relating to such sale or disposition (including attorney’s fees, advertising costs and auctioneer’s fees) to any and all outstanding Bank Obligations in such order as Bank, in its discretion, may determine, and only if all Bank Obligations have been indefeasibly paid in full, then to all or any part of the Creditor Obligations in such order as Creditor, in its discretion, may determine.

5.             Lenders’ Rights.  Bank and Creditor each agree that the other may at any time, and from time to time, without the consent of the other party and without notice to the other party, renew, extend or increase any of the indebtedness, liabilities or obligations owing to it from the Borrower (the “Secured Obligations”) or that of any other person at any time directly or indirectly liable for the payment of any Secured Obligations, accept partial payments of the Secured Obligations, settle, release (by operation of law or otherwise), compound, compromise, collect or liquidate any of the Secured Obligations, make loans or advances to the Borrower secured in whole or in part by its Collateral or refrain from making any loans or advances to the Borrower, change, alter or vary the interest charge on, or any other terms or provisions of the Secured Obligations or any present or future instrument, document or agreement with the Borrower, and take any other action or omit to take any other action with respect to its Secured Obligations or its Collateral as it deems necessary or advisable in its sole discretion.  Bank and Creditor each waive any right to require the other to marshal any Collateral or other assets in favor of it or against or in payment of any or all of its Secured Obligations.

6.             Remedies.  Bank shall not collect, take possession of, foreclose upon, or exercise any other rights or remedies with respect to Creditor Collateral, judicially or nonjudicially, or attempt to do any of the foregoing, without the prior written consent of Creditor, which shall be a matter of Creditor’s sole discretion.  Creditor shall not collect, take possession of, foreclose upon, or exercise any other rights or remedies with respect to Bank Collateral, judicially or nonjudicially, or attempt to do any of the foregoing, without the prior written consent of Bank, which shall be a matter of Bank’s sole discretion.

7.             No Commitment by Lenders.  It is understood and agreed that this Agreement shall in no way be construed as a commitment or agreement by Bank or Creditor to continue financing arrangements with the Borrower, and that Bank and Creditor, subject to the terms of such financing arrangements, may terminate such arrangements at any time.

8.             Insurance.  The Lender having a senior security interest or lien in the Collateral shall, subject to such Lender’s rights under its agreements with Borrower, have the sole and exclusive right, as against the other Lender, to adjust settlement of such insurance policy in the event of any loss.  All proceeds of such policy shall be paid to the Lender having the senior claim as set forth in this Agreement.  After payment of such senior Lender’s claim and all expenses of collection, including reasonable attorneys’ fees and other costs, fees and expenses, any remaining proceeds shall be promptly remitted to the other Lender for application to the Secured Obligations owing to it.

9.             Bankruptcy Financing.  In the event of any financing of the Borrower by Bank or Creditor during any bankruptcy, arrangement, or reorganization of the Borrower, each Lender agrees that the other’s “Secured Obligations” shall include without limitation all indebtedness, liabilities and obligations incurred by the Borrower in any such proceeding, and the other’s “Collateral” shall include without limitation all Collateral arising during any such proceeding, and this Agreement shall continue to apply during any such proceeding.

10.           Notices of Default; Consultation.  Creditor and Bank agree to use their best efforts to give to the other copies of any written notice of the occurrence or existence of an event of default sent to Borrower, simultaneously with the sending of such notice to Borrower, and to consult with each other for a reasonable period, not to exceed sixty (60) days, as to enforcement of their respective remedies against Borrower and its property, but the failure to do so shall not affect the validity of such notice or create a cause of action against or liability on the part of the party failing to give such notice, nor shall it create any claim or right on behalf of the other party, the Borrower or any third party.  The sending of such notice shall not give the recipient the obligation to cure such default or event of default.

11.           No Contest.  Neither Creditor nor Bank shall contest the validity, perfection, priority or enforceability of any lien or security interest granted to the other, and each agrees to cooperate in the defense of any action contesting the validity, perfection, priority or enforceability of such liens or security interest at the cost of the party defending such action.

12.           Financial Condition of Borrower.  Creditor and Bank are each presently informed of the financial condition of the Borrower and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of non-payment of the Secured Obligations owing to them.  Creditor and Bank each waives any right to require the other to disclose to it any information which the other may now or hereafter acquire concerning the Borrower.

13.           Revivor.  If, after payment of the Creditor Obligations, the Borrower thereafter becomes liable to Creditor on account of the Creditor Obligations, or any payment made on the Creditor Obligations shall for any reason be required to be returned or refunded by Creditor, this Agreement shall thereupon in all respects become effective with respect to such subsequent or reinstated Creditor Obligations, without the necessity of any further act or agreement between Creditor and Bank.  If, after payment of the Bank Obligations, the Borrower thereafter becomes liable to Bank on account of the Bank Obligations, or any payment made on the Bank Obligations shall for any reason be required to be returned or refunded by Bank, this Agreement shall thereupon in all respects become effective with respect to such subsequent or reinstated Bank Obligations, without the necessity of any further act or agreement between Bank and Creditor.

14.           Waiver of Jury Trial.  BANK AND CREDITOR EACH HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO:  (I) THIS AGREEMENT; OR (II) ANY OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN BANK AND CREDITOR RELATING TO THE BORROWER; OR (III) ANY CONDUCT, ACTS OR OMISSIONS OF BANK OR CREDITOR OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS OR ANY OTHER PERSONS AFFILIATED WITH BANK OR CREDITOR, RELATING TO BORROWER, IN EACH OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE.

15.           General.  Creditor and Bank are not in any manner to be construed to be partners or joint venturers or to have any other legal relationship other than as expressly set forth in written agreements between them.  Creditor and Bank each agrees to execute all such documents and instruments and take all such actions as the other shall reasonably request in order to carry out the purposes of this Agreement, including without limitation appropriate amendments to Financing Statements executed by the Borrower in favor of Creditor or Bank in order to refer to this Agreement (but this Agreement shall remain fully effective notwithstanding any failure to execute any additional documents, instruments, or amendments).  Creditor and Bank each represents and warrants to the other that it has not heretofore transferred or assigned any Financing Statement naming the Borrower as debtor and it as secured party, and that it will not do so without first notifying the other in writing, and delivering a copy of this Agreement to the proposed transferee or assignee, and obtaining the acknowledgment of the proposed transferee or assignee that the transfer or assignment is subject to all of the terms of this Agreement.  This Agreement is solely for the benefit of Bank and Creditor and their successors and assigns, and neither the Borrower nor any other person shall have any right, benefit, priority or interest under, or because of the existence of, this Agreement.  This Agreement sets forth in full the terms of agreement between Creditor and Bank with respect to the subject matter hereof, and may not be modified or amended, nor may any rights hereunder be waived, except in a writing signed by Creditor and Bank.  In the event of any litigation between the parties based upon or arising out of this Agreement, the prevailing party shall be entitled to recover all of its costs and expenses (including without limitation attorneys’

fees) from the non-prevailing party.  This Agreement shall be binding upon the parties hereto and their respective successors and assigns, and shall be construed in accordance with, and governed by, the laws of the State of California.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Intercreditor Agreement as of November 15, 2004.

“Creditor”

/s/ Carl Berg
CARL BERG

“Bank”

VENTURE BANKING GROUP, A DIVISION OF GREATER BAY BANK N.A.

By:	/s/ Jason Hartman

Title:	Vice President

BORROWER’S CONSENT AND AGREEMENT

Borrower consents to the terms of this Intercreditor Agreement and agrees not to take any actions inconsistent therewith.  Borrower agrees to execute all such documents and instruments and take all such actions as Creditor or Bank shall reasonably request in order to carry out the purposes of this Agreement, including without limitation appropriate amendments to financing statements.

“Borrower”

FOCUS ENHANCEMENTS, INC.

By:	/s/ Brett Moyer

Title:	President & CEO